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                                                                    Exhibit 99.2

                 STOCK OPTION AGREEMENT - TERMS AND CONDITIONS

                           2000 STOCK INCENTIVE PLAN

                           SPRINGBANK NETWORKS, INC.

                      (INCLUDES EARLY EXERCISE PROVISION)

     I.   TERMS AND CONDITIONS

          1. Vesting. Your option vests during your Service on the dates specified in the first page of this Stock Option Agreement. Vesting will cease if your Service terminates for any reason.

          2. Service; Leaves of Absence. Your Service shall cease when you cease to be actively employed by, or a consultant or adviser to, the Company (or any subsidiary) as determined in the sole discretion of the Board. For purposes of your option, your Service does not terminate when you go on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether your option is entitled to ISO status, your Service will be treated as terminating ninety (90) days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends, unless you immediately return to active work. The Company determines which leaves count toward Service, and when your Service terminates for all purposes under the Plan.

          3. Term of Option. Your option expires on the day before the 10th anniversary of the Grant Date, and will expire earlier if your Service terminates as follows:

               (a) Regular Termination. If your Service terminates for any reason except death or Disability, then your option will expire at the close of business at Company headquarters thirty (30) days after your termination date.

               (b) Cause. If your Service terminates for cause, your option will expire immediately.

               (c) Death. If you die while in Service, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve (12) month period, your estate or heirs may exercise the vested portion of your option.

               (d) Disability. If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve
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(12) months after your termination date. Disability shall have the meaning set forth in section 22(e)(3) of the Code.

          4.   Exercise of Option.

               (a) Legal Restrictions. The Company will not permit you to exercise your option if the issuance of Common Stock at that time would violate any law or regulation. You represent and agree that the Common Stock to be acquired upon exercising your option will be acquired for investment, and not with a view to the sale or distribution thereof. If the sale of Common Stock under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, you shall represent and agree at the time of exercise to make such representations as are deemed necessary or appropriate by the Company and its counsel.

               (b) Method of Exercise. To exercise your option, you must complete and file the Company's "Notice of Exercise" form at the address given on the form, together with full payment. The Notice of Exercise will be effective when it is received by the Company. If someone else wants to exercise your option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

               (c) Form of Payment. When you submit a Notice of Exercise, you must include payment of the aggregate Exercise Price for the Common Stock you are purchasing. Payment may be made in one (or a combination) of the following forms.

          .    Your personal check, a cashier's check or a money order.

          .    Full recourse promissory note.

          . To the extent that a public market for Common Stock exists as determined by the Company, by delivery (on a form approved by the Company) of an irrevocable direction to a securities broker to sell Common Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

               (d) Withholding Taxes. You will not be allowed to exercise your option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or the sale of Common Stock acquired upon exercise of your option.

          5. Exercise of Option Before Vesting ("Early Exercise"). You may exercise your option before it is fully vested. Common Stock received upon the exercise of the unvested portion of your option shall be subject to the Company's right of repurchase, which right of repurchase shall lapse at the rate of the option would have vested had there been no exercise. The Company's right of repurchase shall terminate ninety (90) days after the later of (a) your Service termination or (b) your date of exercise.

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          The certificates for the Common Stock subject to the Company's right of repurchase shall be deposited in escrow with the Secretary of the Company to be held in accordance with the provisions of this paragraph. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached. The deposited certificates, shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation as discussed below. Upon delivery of the certificates to the Company, you shall be issued an instrument of deposit acknowledging the number of shares of Common Stock delivered in escrow to the Secretary of the Company.

          All regular cash dividends on the Common Stock (or other securities at the time held in escrow) shall be paid directly to you and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting the Company's outstanding Common Stock as a class effected without receipt of consideration or in the event of a stock split, a stock dividend or a similar change in the Company Stock, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Common Stock shall be immediately delivered to the Secretary of the Company to be held in escrow hereunder, but only to the extent the Common Stock is at the time subject to the escrow requirements hereof.

          The Common Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company for repurchase and cancellation:

          . As your interest in the Common Stock vests, the certificates for such vested Common Stock shall be released from escrow and delivered to you, at your request, in accordance with the following schedule:

               - The initial release of any vested Common Stock (or other vested assets and securities) from escrow shall be effected within thirty (30) days following the expiration of the initial twelve (12) month period measured from the Vesting Start Date.

               - Subsequent releases of any vested Common Stock from escrow shall be effected at annual intervals thereafter, with the first such annual release to occur twenty-four (24) months after the Vesting Start Date.

               - Upon termination of your Service, any escrowed Common Stock in which you are at the time vested shall be promptly released from escrow.

          . Should the Company exercise its right of repurchase with respect to any unvested Common Stock held at the time in escrow hereunder, then the escrowed certificates for such unvested Common Stock shall, concurrently with the payment of the purchase price for such Common Stock, be

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               surrendered to the Company for cancellation, and you shall have no further rights with respect to such Common Stock.

          . Should the Company elect not to exercise its right of repurchase with respect to any Common Stock held at the time in escrow hereunder, then the escrowed certificates for such Common Stock shall be surrendered to you.

          6. Resale Restrictions/Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's initial public offering, you shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage, in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters (not to exceed one hundred eighty (180) days). To enforce the provisions of this paragraph, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period. You may not sell any Common Stock at a time when applicable laws, regulations or Company or underwriter trading policies prohibit a sale.

          7. Right of First Refusal. If you propose to sell, pledge or otherwise transfer to a third party any Common Stock acquired under this Stock Option Agreement, or any interest in such Common Stock, the Company shall have the "Right of First Refusal" with respect to all (and not less than all) of such Common Stock. If you desire to transfer Common Stock acquired under this Stock Option Agreement, you must give a written "Transfer Notice" to the Company describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price and the name and address of the proposed transferee. The Transfer Notice shall be signed both by you and by the proposed new transferee and must constitute a binding commitment of both parties to the transfer of the Common Stock. The Company shall have the right to purchase all, and not less than all, of the Common Stock on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted in the next paragraph) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date when the Transfer Notice was received by the Company.

          If the Company fails to exercise its Right of First Refusal before or within thirty (30) days after the date when it received the Transfer Notice, you may, not later than ninety (90) days following receipt of the Transfer Notice by the Company, conclude a transfer of the Common Stock subject to the Transfer Notice on the terms and conditions described in the Transfer Notice. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by you, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in the paragraph above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Common Stock on the terms set forth in the Transfer Notice within

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sixty (60) days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that if the Transfer Notice provided that payment for the Common Stock was to be made in a form other than lawful money paid at the time of transfer, the Company shall have the option of paying for the Common Stock with lawful money equal to the present value of the consideration described in the Transfer Notice.

          The Company's Right of First Refusal shall inure to the benefit of its successors and, assigns, shall be freely assignable in whole or in part and shall be binding upon any transferee of the Common Stock. The Company's Right of First Refusal shall terminate if the Company's common stock is listed on an established stock exchange or is quoted regularly on the Nasdaq Stock Market.

          8. Transfer of Option. Prior to your death, only you may exercise your option. You cannot transfer or assign your option. For instance, you may not sell your option or use it as security for a loan. If you attempt to do any of these things, your option will immediately become invalid. You may, however, dispose of your option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual's interest in your option in any other way.

          9. No Retention Rights. Your option does not give you the right to be retained by the Company (or any subsidiaries) in any capacity. The Company reserves the right to terminate your Service at any time and for any reason.

          10. Stockholder Rights. You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your Common Stock has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

          11. Adjustments to Common Stock. In the event of a stock split, a stock dividend or a similar change in the Company's Common Stock, the number of shares covered by your option and the exercise price per share may be adjusted pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

          12. Legends. All certificates representing the Common Stock issued upon exercise of your option shall, where applicable, have endorsed thereon the following legends:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS,

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          INCLUDING RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE
          SECURITIES AND RIGHTS OF REPURCHASE. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE NOT REQUIRED."

          13. Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of California.

          14. Incorporation of Plan by Reference. The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

          This Agreement and the Plan constitute the entire understanding between you and the Company regarding your option. Any prior agreements, commitments or negotiations concerning your option are superseded.

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